Exhibit 10.1

June 1, 2022

Michael P. Linacre

1 Rolling Brook Drive

Saratoga Springs, NY 12866

Dear Mike:

On behalf of Innovative Solutions & Support, Inc. ("IS&S" or "the Company"), I am very pleased to extend to you our offer of employment on the following terms:

Position: You will serve as Chief Financial Officer of IS&S. Your expected starting date of employment is July 11, 2022. You will report directly to IS&S's Chief Executive Officer (the "CEO") and will have such authority, duties and responsibilities as are customarily associated with the positions of Chief Financial Officer. Your principal place of employment will be at our offices in Exton, Pennsylvania, subject to such travel as may be required in the performance of your duties and responsibilities. During your employment with IS&S, you agree to devote your full business time and best efforts to the performance of your duties and responsibilities.

Base Salary and Bonus Opportunity: Your starting annual base salary ("Base Salary") will be $230,000, pro-rated from your start date, and will be paid to you in accordance with IS&S's normal payroll practices. Your Base Salary shall be subject to review by IS&S's CEO in conjunction with the Board of Directors (the "Board") on an annual basis and may be adjusted by them in their sole discretion as approved by the Board. You will be eligible for a cash bonus for 2022 with a target amount equal to 30% of your Base Salary (pro-rated based on your start date). The actual amount of bonus earned will be determined by the CEO and Board in their sole discretion based on their assessment of your performance and contributions. Your target cash bonus opportunity for subsequent years shall be determined by the CEO and Board in their sole discretion.

Equity Awards: Upon commencement of your employment and subject to the terms and conditions of the IS&S 2019 Stock-Based Incentive Compensation Plan (the "Plan") and the applicable award agreements, IS&S will grant you the number of time-based restricted shares of IS&S common stock equal to $50,000 in value, determined by dividing $50,000 by IS&S's closing stock price on the first day of your employment. Your restricted stock award shall vest 25% on the first anniversary of the grant date and in equal quarterly installments thereafter, such that 100% of the award shall be vested as of the fourth anniversary of the grant date.

Benefit Plans: You will be eligible to participate in IS&S's employee benefit plans and programs on the same terms and conditions as apply to IS&S's executive officers generally, as in effect from time to time. Schedule A contains a list of the employee benefit plans and programs currently maintained by IS&S. IS&S reserves the right to amend or terminate any such plan or program at any time.

Relocation Benefits: You will be eligible for our Relocation Assistance Program as set forth on Schedule B. If you voluntarily resign from IS&S or are terminated for Cause prior to the completion of one year of employment service, you will reimburse the Company for all relocation related costs paid by the Company through that date. If you voluntarily resign from IS&S or are terminated for Cause (as defined below) after one year of employment but prior to the completion of two years of employment, you will reimburse the Company for all relocation related costs paid by the Company, reduced pro rata from full reimbursement to no reimbursement during that second year, based on the actual number of days of employment with the Company during the second year of employment. You agree that the Company may deduct any such payment from any and all outstanding payments due you. Any amounts owed by you thereafter will be paid within thirty (30) days after your final day of employment.

Termination and Severance: Your employment with IS&S is at-will, meaning that either you or IS&S may terminate your employment at any time and for any reason. Upon termination of your employment for any reason, you shall be entitled to payment of the following items: (i) unpaid Base Salary earned prior to your termination date; (ii) unused vacation time accrued prior to your termination date; and (iii) vested benefits earned under any employee benefit plan or program, in accordance with the terms and conditions thereof In addition, if your employment is terminated by IS&S without Cause (other than due to your death or disability), then, subject to your execution and non-revocation of a general release of claims in favor of IS&S and its affiliates within 60 days following your termination date and your continued compliance with the Restrictive Covenant Agreement set forth on Schedule C and the Confidentiality, Intellectual Property, and Insider Information Obligations agreement set forth on Schedule D, you shall be entitled to the following payments and benefits: (i) continuation of your then-current Base Salary for a 6 month period, payable in accordance with IS&S's normal payroll practices beginning with the first payroll period after the release becomes effective or such later date as may be required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, you would have been paid for such year absent such termination, payable on the latest of (A) the date on which IS&S pays bonuses for such year generally, (B) the date on which the release becomes effective and (C) such later date as may be required to comply with Code Section 409A.

Background Check and Drug Test: This offer is contingent on satisfactory completion of the Company's standard background checks and a drug test.

Definitions: For purposes of this letter, "Cause" means (i) indictment, conviction of, or the entry of a plea of guilty or no contest to, (A) a felony or (B) any crime involving moral turpitude or dishonesty, (ii) any intentional action or an act of fraud, dishonesty, or theft affecting the property, reputation, or business of IS&S or its affiliates, (iii) willful and persistent neglect of your duties and responsibilities, (iv) failure or refusal to carry out the lawful directives of the Board, (v) diverting any business opportunity of IS&S or its affiliates for your own personal gain, (vi) omission of or misrepresentation of a significant fact on your employment application and/or resume, or (vii) misuse of alcohol or drugs affecting your work performance.

Section 409A: This letter is intended to comply with Code Section 409A (to the extent applicable) and the parties hereto agree to interpret, apply and administer this letter in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by IS&S. Notwithstanding any other provision of this letter to the contrary, if you are a "specified employee" within the meaning of Code Section 409A, and a payment or benefit provided for in this letter would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six months after your "separation from service" (within the meaning of Code Section 409A), then such payment or benefit required under this letter shall not be paid (or commence) during the six-month period immediately following your separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to you in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following your separation from service or (ii) the 10th business day following your death. Notwithstanding anything herein to the contrary, neither IS&S nor any of its affiliates shall have any liability to you or to any other person if the payments and benefits provided in this letter that are intended to be exempt from or compliant with Code Section 409A are not so exempt or compliant. Your right to receive installment payments hereunder shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment for purposes of Code Section 409A.

Confidentiality and Restrictive Covenants: In consideration for your employment by IS&S, you agree to become a party to the Restrictive Covenant Agreement set forth on Schedule C and the Confidentiality, Intellectual Property and Insider Information Obligations agreement (the "Confidentiality Agreement") set forth on Schedule D as of your start date. You represent and warrant that you are not subject to any non-compete, non-disclosure, or similar agreement or restrictive covenant that would prevent you from accepting this position or that would materially impair your ability to perform the duties of this position. You also acknowledge that (i) your work for IS&S will give you access to confidential affairs and propriety information of IS&S and its affiliates; (ii) the restrictive covenants contained in the Restrictive Covenant Agreement and the Confidentiality Agreement are essential to the business and goodwill of IS&S and its affiliates; and (iii) IS&S would not have made you this offer of employment but for your agreement to become party to the Restrictive Covenant Agreement and the Confidentiality Agreement.

Ethical Standards: You will be expected to observe the highest standards of ethical, personal, and professional conduct and to comply with IS&S's policies, including its Code of Business Conduct, a copy of which has been provided to you.

Additional Terms: The terms of your employment may in the future be amended, but only by a writing which is signed by both you and, on behalf of IS&S, a duly authorized officer. This letter constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this letter. If any portion or provision of this letter shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this letter, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this letter shall be valid and enforceable to the fullest extent permitted by law. This letter may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together, when delivered, will constitute one and the same instrument.

Governing Law: This letter, including the schedules attached hereto, shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws thereof. Any legal proceeding arising out of or relating to your employment will be instituted in federal court in the Commonwealth of Pennsylvania (or, if such proceeding may not be brought in federal court, in the state courts located in Chester County, Pennsylvania), and you and IS&S hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) you or it may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum. If these employment terms are satisfactory to you, please indicate your acceptance by signing below and returning one copy of the signed offer letter to me. This offer will expire unless accepted in writing on or before Thursday, June 2, 2022.

Mike, we look forward to your joining IS&S and are confident you will be a strong leader of the Company.

Sincerely,

/s/ Shahram Askarpour

Shahram Askarpour
Chief Executive Officer

Accepted:

/s/ Michael P. Linacre

Michael P. Linacre